Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 15, 2012 by and among Tactical Air Defense Services, Inc., a Nevada corporation (the "Company"), and Alexis C. Korybut, an individual (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee entered into a prior employment agreement dated April 24, 2011 with an Effective Date of January 1, 2011 (the “Original Agreement”), with such Original Agreement technically terminated as of December 31, 2011.

WHEREAS, the Employee has continued providing the services outlined in the Original Agreement and hereunder from January 1, 2012 through the date of this Agreement with no compensation whatsoever.

WHEREAS, the parties desire this Agreement to replace and supersede the Original Agreement and to compensate the Employee for the services described herein both for the period from January 1, 2012 to the date of this Agreement, and the for the remainder of the Term (as defined herein) in connection with the employment of Employee by the Company subject to the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants set forth below, the Company agrees to employ Employee, and Employee agrees to be employed by the Company, commencing January 1, 2012 (hereinafter, the “Effective Date”), and as set forth in this Agreement.

1.

DESCRIPTION OF DUTIES

1.1

Position.  Employee shall be employed in the capacity of Chief Executive Officer, President, and Chief Financial Officer of the Company and in such other capacities as may be mutually agreed upon from time to time by the Company and Employee.  Employee may be removed or terminated only by the majority of the Board of Directors of the Company.

1.2

Essential Job Functions and Duties.  Employee shall perform such duties as are customarily performed by other persons in similar such positions.

1.3

Duty of Loyalty and Best Efforts.  Employee shall devote his/her attention, knowledge, and skills to the Company's business interests, and shall do so in good faith and with best efforts.  Notwithstanding the above, the Company acknowledges and agrees that Employee may become employed by additional companies (the “Additional Companies”) in any capacity whatsoever, so long as Employee’s devotion of such attention, knowledge, and skills do not substantially interfere with Employee’s duty of loyalty and best efforts to the Company.  Employee agrees to refrain from any interest or participation, of any kind whatsoever, in any business directly competitive to the Company’s business, for a term of one (1) year from the termination or expiration of this Agreement.

1.4

Place of Employment.  The Company agrees that Employee, in his/her sole discretion, shall in good faith determine his/her place of employment.  Notwithstanding the foregoing, Employee acknowledges that his/her presence shall be required from time-to-time at the registered place of business of the Company, or at such other location as may be determined by the Company, at the expense of the Company.

1.5

Term Of Employment.  Employee’s employment with the Company is for a term of one (1) year from the Effective Date (the “Term”).

2.

COMPENSATION TERMS

2.1

Base Salary.  Employee shall receive a base salary (the “Base Salary”), of one hundred and eighty-thousand dollars ($180,000) per year, payable bi-weekly on the 15th and 30th of each month, in arrears.  Notwithstanding the above, at the Company’s sole discretion, it is hereby agreed between the parties that at the end of each calendar quarter of the Employee’s employment with the Company (each a “Quarter”), Employee shall be issued a convertible promissory note (a “Note”) equal to the amount of any accrued and unpaid Base Salary and unpaid Expenses (as described below) or other reimbursable items for such Quarter, which Note shall: (a) have a term of three (3) years; (b) an annual interest rate of twelve (12%) percent; (c) shall be convertible into shares of common stock of the Company at a conversion price equal to the lesser of: (i) no greater than fifty (50%) percent of the average closing price of the Company’s common stock for the ninety (90) day period prior to the issuance of any such Note; or (ii) the lowest price of any shares of common stock or any other securities of the Company sold or issued, directly or indirectly, during the term of this Agreement or of said Note; and (d) shall have full ratchet anti-dilution protection and other protective provisions as described.

2.2

Stock Incentive.  Employee shall be given a one-time grant of three million (3,000,000) fully-vested shares of Series A Preferred stock of the Company, as an inducement to enter into this Agreement

2.3

Performance Bonus.  In connection with each calendar year, partial or otherwise, in which Employee is employed by the Company, Employee shall participate in a management bonus pool (the “MBP”), the terms and conditions of which MBP shall be determined by the Board of Directors of the Company, but which participation by Employee shall be equal to no less than the participation of any Officer or employee of the Company or any of its subsidiaries.

2.4

Exempt Status.  Employee understands that at all times he/she is employed as a salaried/exempt employee and, therefore, he/she is not entitled to overtime wages.  Employee shall not receive overtime compensation for the services performed under this Agreement, unless specifically agreed to in writing.

2.5

Expense Reimbursement.  Employee shall be entitled to reimbursement of any or all reasonably incurred expenses incurred in the performance of the functions and duties under this Agreement. In addition, the Company shall pay to Employee an expense budget of $1,000 per month to be used at employee’s sole discretion.

3.

BENEFITS

3.1

Health Insurance.  The Company agrees that upon the Effective Date, Employee shall be eligible to participate in the Company health insurance plan (the “Company Plan”), if such Company Plan is in-place.  In the event that a Company Plan is in-place, the Company agrees to pay the cost of an individual policy for Employee. In the event that a Company Plan is not in-place or if Employee chooses to not participate in a Company Plan, the Company shall pay to Employee $1,000 per month in lieu of an individual policy for Employee.

3.2

 Director & Officer Liability Insurance.  The Company agrees that upon the Effective Date, Employee shall be eligible to participate in the Company director and officer liability insurance plan (the “Company D&O Plan”), if such Company D&O Plan is in-place.  In the event that a Company D&O Plan is in-place, the Company agrees to pay the cost of an individual policy for Employee.  In the event that a Company D&O Plan is not in place, the Company agrees to pay Employee a fee of $1,000 per month for each month, partial or otherwise, that a Company D&O Plan is not in place, in addition to indemnification of Employee, as described below.

3.3

Vacation:  Employee is entitled to up to six (6) weeks of paid vacation per year, any portion of which if unused, shall accrue.  At the sole discretion of Employee, Employee can, at any time, elect to be compensated in cash or in the form of a Note for any and all past accrued and unpaid vacation.

4.

TERMINATION

4.1

Events of Termination:  The Employee's employment with the Company shall terminate upon any one of the following:

4.1.1

Thirty (30) days after the date of a written notice sent to the Employee stating the Company's determination made in good faith that it is terminating the Employee for “Cause” as defined under Section 4.2 below (“Termination for Cause”); or

4.1.2

Thirty (30) days after the date of a written notice sent to the Employee stating the Company's determination made in good faith that, due to a mental or physical incapacity, the Employee has been unable to perform his duties under this Agreement for a period of not less than six (6) consecutive months (“Termination for Disability”); or

4.1.3

Upon the Employee's death (“Termination Upon Death”); or

4.1.4

Upon the date of a written notice sent to the Company stating the Employee's determination made in good faith of “Constructive Termination” by the Company, as defined under Section 6.3 below (“Constructive Termination”); or

4.1.5

Thirty (30) days after the date of a notice sent to the Employee stating that the Company is terminating his employment, without Cause, which notice can only be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason (“Termination Without Cause”); or

4.1.6

The date of a notice sent to the Company from the Employee stating that the Employee is electing to terminate his employment with the Company (“Voluntary Termination”).

4.2

“Cause” Defined.  For purposes of this Agreement, “Cause” for the Employee's termination will exist at any time after the occurrence of one or more of the following events:

4.2.1

Any willful act or acts of dishonesty undertaken by the Employee intended to result in substantial gain or personal enrichment of the Employee at the expense of the Company; or

4.2.2

Any willful act of gross misconduct which could reasonably be expected to materially and demonstrably result in damage to the Company.  No act, or failure to act, by the Employee shall be considered “willful” if done, or omitted to be done, by him in good faith and in the reasonable belief that his act or omission was in the best interest of the Company and/or required by applicable law.

4.3

“Constructive Termination” Defined.  “Constructive Termination” shall mean:

4.3.1

A material reduction in the Employee's salary or benefits not agreed to by the Employee;

4.3.2

A material change in the Employee's responsibilities not agreed to by the Employee;

4.3.3

The Company's breach or failure to comply in any material respect with any material term of this Agreement after thirty (30) days written notice of the Employee’s claim of such failure; or

4.3.4

A requirement that the Employee relocate to an office that would increase the Employee's one-way commute distance by more than 50 miles from his home.

4.4

“Termination Without Cause” shall mean:

4.4.1

Termination of the Employee’s employment with the Company for any reason other than Cause.

4.5

Effect of Termination.

4.5.1

Termination for Cause or Voluntary Termination.  In the event of any termination of the Employee's employment pursuant to Section 4.1.1 or Section 4.1.6, the Company shall immediately pay to the Employee the compensation and benefits accrued and otherwise payable to the Employee under Section 2 through the date of termination.  The Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

4.5.2

Termination for Disability.  In the event of termination of employment pursuant to Section 4.1.2:

4.5.2.1

The Company shall immediately pay to the Employee the compensation and benefits accrued and otherwise payable to the Employee under Section 5 through the date of termination; and

4.5.2.2

The Employee shall receive any other benefit payments as provided in the Company's standard benefit plans applicable to disability.

4.5.3

Termination Upon Death.  In the event of termination of employment pursuant to Section 4.1.3, all obligations of the Company and the Employee shall cease, except the Company shall immediately pay to the Employee (or to the Employee's estate) the compensation and benefits accrued and otherwise payable to the Employee under Section 5 through the date of termination.

4.6

Constructive Termination or Termination Without Cause.  In the event of any termination of this Agreement pursuant to Section 4.1.4 or Section 4.1.5, the Company shall immediately pay to the Employee the compensation and benefits accrued and otherwise payable to the Employee under entire term of this Agreement.

5.

COVENANTS

5.1

Non-Disclosure of Trade Secrets and Other Proprietary Information.  Employee agrees not to use, disclose, or communicate, in any manner, proprietary information about the Company, its operations, clientele, or any other proprietary information, that relate to the business of the Company.  This includes, but is not limited to, the names of the Company’s customers, clients, vendors, employees, or independent contractors, or any other information of any kind which would be deemed confidential or proprietary information of the Company.

5.2

Non-Solicitation Covenant.  Employee agrees that for a period of two (2) years following termination of employment, for any reason whatsoever, Employee will not solicit, including but not limited to the following: customers, clients, vendors, employees, or independent contractors, of the Company.

6.

INDEMNIFICATION FOR THIRD PARTY CLAIMS

The Company agrees to indemnify and hold harmless Employee to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses, and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Employee is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Employee’s acting for the Company, including, without limitation, any act or omission by Employee in connection with his/her acceptance of or the performance or nonperformance of his/her duties and obligations under this Agreement.

If any action, suit, proceeding, or investigation is commenced, as to which Employee proposes to demand indemnification, he/she shall notify the Company with reasonable promptness.  Employee shall have the right to retain counsel of his/her own choice to represent him/her, which counsel shall be reasonably acceptable to the Company, and the Company shall pay the fees, expenses, and disbursements of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against Employee.  The Company shall not, without the prior written consent of Employee, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Employee of an unconditional and irrevocable release from all liability in respect of such claim.

Neither termination nor completion of the employment of Employee shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

7.

ATTORNEYS’ FEES AND COSTS

Employee and the Company agree that should any action be instituted by either party against the other regarding the enforcement of the terms of this Agreement, the prevailing party will be entitled to all of its expenses related to such litigation including, but not limited to, reasonable attorneys' fees and costs, both before and after judgment.

8.

COUNTERPARTS

For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

9.

MISCELLANEOUS PROVISIONS

9.1

Notices.  The parties agree that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to the principal place of business of the Company or residence of Employee as set forth herein.

9.2

Modifications.  This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements, and understanding relating to the matters provided for herein.  Any modifications to this Agreement may only be done in writing and must be signed by an officer of the Company and Employee.

9.3

Severability of Agreement.

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

9.4

Waiver of Breach.

The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate as a waiver of any subsequent breach by the Employee.  No waiver shall be valid unless placed in writing and signed by an officer of the Company.

9.5

Choice of Law, Jurisdiction and Venue.  Employee agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of Florida, and that any claims brought against the Company related to the terms or conditions of employment shall be brought within a court of competent jurisdiction within the county of Miami-Dade, Florida.  Employee also consents to jurisdiction of any claims by the Company related to the terms or conditions of employment by a court of competent jurisdiction within the county of Miami-Dade, Florida.

Agreed to on the date first written above, by and between:

/s/ Alexis Korybut

Alexis C. Korybut (“Employee”)

/s/ Michael Cariello

Tactical Air Defense Services, Inc. (“Company”)

Michael Cariello, Director

/s/ Alexis Korybut

Tactical Air Defense Services, Inc. (“Company”)

Alexis C. Korybut, Director

/s/ Peter C. Maffitt

Tactical Air Defense Services, Inc. (“Company”)

Peter C. Maffitt, Director

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